Exhibit 10.2

Gardner Denver, Inc.
Incentive Stock Option Agreement

RECIPIENT:	SHARES:	PURCHASE PRICE:	GRANT DATE:	EXPIRATION DATE:

This Agreement is made between Gardner Denver, Inc., a Delaware corporation, having its principal executive office in Quincy, Illinois (the “Company”), and the undersigned, an employee of the Company or a subsidiary of the Company (the “Employee”).
The parties have agreed as follows:
1.	Pursuant to the Gardner Denver, Inc. Long-Term Incentive Plan, as amended, (the “Plan”), the Company grants to the Employee an incentive option to purchase the number of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), specified above, at the price specified above, subject to the following conditions:
(a)	Subject to Sections 2 and 3, the option rights shall be exercisable only if and after the Employee shall have remained in the employ of the Company for one year from the date of grant of this option (the “Grant Date”), at which time such rights shall become exercisable to the extent of 33 1/3% of the aggregate number of Shares specified above, which percentage shall increase to 66 2/3% of such number after two years from the Grant Date and 100% of such number after three years from the Grant Date.

(b)	Subject to Sections 2 and 3, the option rights shall be exercisable only by the Employee and only if the Employee has remained continuously in the employ of the Company from the Grant Date.

(c)	The option rights shall expire at the Expiration Date specified above, or at such earlier time as may be provided by Section 2, 3 or 14, or by cash payments made in complete or partial cancellation pursuant to Section 9, and such option rights shall not be exercisable after such expiration.
2.	Option rights shall terminate if the Employee shall cease to be employed by the Company, as follows:
(a)	If such cessation of employment is occasioned by any reason other than retirement, disability or death, the option rights shall terminate immediately;

(b)	If such cessation of employment is occasioned by retirement in accordance with any retirement plan of the Company then in effect, then the Employee at any time within five years following such retirement (but not after the Expiration Date) may exercise the option rights to the extent of 100% of the Shares covered by this option (notwithstanding the extent to which the Employee otherwise was entitled to exercise the same immediately prior to such retirement), and

(c)	If such cessation of employment is occasioned by the Employee’s disability, then the Employee at any time within five years following such cessation of employment (but not after the Expiration Date) may exercise the option rights to the extent of 100% of the Shares covered by this option (notwithstanding the extent to which the Employee otherwise was entitled to exercise the same immediately prior to such cessation of employment).
3.	If the Employee shall die while in the employ of the Company or shall die within the five-year period during which the option rights may be exercised following retirement or disability, then within the year next succeeding the Employee’s death (but not after the Expiration Date), the person entitled by will or the applicable laws of descent and distribution may exercise the option rights to the extent of 100% of the Shares covered by this option (notwithstanding the extent to which the Employee otherwise was entitled to exercise the same immediately prior to death).

4.	This option may be exercised by delivering to the Company at its principal executive office (directed to the attention of the Corporate Secretary, or if the Corporate Secretary is the employee concerned, then to the attention of the President or a Vice President) a written notice, signed by the Employee or a person entitled to exercise the option, as the case may be, of the election to exercise the option and stating the number of Shares in respect of which it is then being exercised. The option shall be deemed exercised as of the date the Company receives such notice. As an essential part of such notice, it shall be accompanied by payment of the full purchase price of the Shares then being purchased. In the event the option shall be exercised by any person other than the Employee, such notice shall be accompanied by appropriate evidence of the right of such person to exercise the option. Payment of the full purchase price may be made in (a) cash, (b) Shares, or (c) any combination of cash and Shares, provided that any Shares used by the Employee in payment of the purchase price must have been held by the Employee for a period of more than six months, and provided further that the Company reserves the right to prohibit the use of Shares as payment of the purchase price. Shares used in payment of the purchase price shall be valued at the closing price of such Shares on the composite tape of the New York Stock Exchange or as reported in the consolidated transaction reporting system for the date of exercise. Upon the proper exercise of the option, the Company shall issue in the name of the person exercising the option, and deliver to such person, a certificate or certificates for the Shares purchased, or shall otherwise properly evidence the purchase of such Shares in the Company’s stock records. The Employee shall have no rights as a stockholder in respect of any Shares as to which the option shall not have been effectively exercised as provided in this Agreement.

5.	This option shall not be exercisable if such exercise would violate (a) any applicable requirement under the Securities Act of 1933, as amended (the “Act”), the Securities Exchange Act of 1934, as amended, or the listing requirements of any stock exchange; (b) any applicable state securities law; or (c) any other applicable legal requirement.

Furthermore, if a registration statement with respect to the Shares to be issued upon the exercise of this option is not in effect or if counsel for the Company deems it necessary or desirable in order to avoid possible violation of the Act, the Company may require, as a condition to its issuance of the Shares, the delivery to the Company of a commitment in writing by the person exercising the option that at the time of such exercise it is the person’s intention to acquire such Shares for the person’s own account for investment only and not with a view to, or for resale in connection with, the distribution of such Shares, that such person understands that the Shares may be “restricted securities” as defined in Rule 144 issued under the Act, and that any resale, transfer or other disposition of the Shares will be accomplished only in compliance with Rule 144, the Act, or other or subsequent applicable rules and regulations under the Act. The Company may place on the certificates evidencing such Shares an appropriate legend reflecting such commitment and the Company may refuse to permit transfer of such Shares until it has been furnished evidence satisfactory to it that no violation of the Act or the applicable rules and regulations would be involved in such transfer.
6.	The Employee acknowledges that this option has been granted in anticipation of future services being rendered by the Employee to the Company. In consideration of the granting of this option by the Company, the Employee agrees to remain in the employ of the Company for a period of not less than one year from the Grant Date unless during that period the Employee’s employment ceases on account of disability, retirement in accordance with a retirement plan of the Company, or with the consent of the Company. Nothing contained in this Agreement shall limit or restrict any right the Company would otherwise have to terminate the employment of the Employee.

7.	This option and the related option rights are not assignable or transferable or subject to any disposition of the Employee otherwise than by will or by the laws of descent and distribution.

8.	The Company and Employee agree that any claim, dispute or controversy arising under or in connection with this Agreement (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the city of St. Louis (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Expedited Employment Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties. If Employee prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings (including, without limitation, Employee’s reasonable attorneys’ fees) shall be borne by the Company. If Employee does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Employee pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action. Notwithstanding the provisions of this paragraph, either party may seek injunctive relief in a court of competent jurisdiction, whether or not the case is then pending before the panel of arbitrators. Following the court’s determination of the injunction issue, the case shall continue in arbitration as provided herein.

9.	If a Change of Control occurs during the term of this Agreement, any stock option which is not exercisable in full shall be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the option price of such stock option to be determined pursuant to Section 21 of the Plan..

10.	For purposes of this Agreement, employment by a parent or subsidiary of or a successor to the Company shall be considered employment by the Company.

11.	The Committee shall have authority, subject to the express provisions of the Plan, to construe this Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect. All action by the Committee under the provisions of this paragraph shall be conclusive for all purposes.

12.	The Employee agrees to notify the Company promptly of the disposition, whether by sale, exchange or otherwise, of any Shares acquired pursuant to the exercise of this option if such disposition occurs within one year from the acquisition of the Shares. Such notice shall state the date and manner of disposition and the proceeds, if any, received by the Employee.

13.	This Agreement and the option granted under this Agreement shall be subject to all of the provisions of the Plan as are in effect from time to time, which provisions of the Plan shall govern if there is any inconsistency between this Agreement and the Plan.

14.	The Committee in its sole discretion, may require the Employee to forfeit immediately, without consideration from the Company, any portion of the option (including the right to purchase the underlying shares of Common Stock relating to such portion) which was not exercised prior to any of the following events: (a) the Employee, as individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, carries on any business, or becomes involved in any business activity, competitive with the Company or any subsidiary, in violation of the Company’s Code of Ethics and Business Conduct (CP-10-002); (b) the Employee solicits or entices any other employee of the Company or its affiliates to leave the Company or its affiliates to go to work for any other business or organization which is in direct or indirect competition with the Company or any of its affiliates, or requests or advises a customer or client of the Company or its affiliates to curtail or cancel such customer’s business relationship with the Company or its affiliates; or (c) the Employee fails to abide by the contractual terms of the Employee Nondisclosure Agreement and/or Invention Assignment Agreement,

as applicable, which were executed in accordance with the Company’s Security of Confidential and Proprietary Information Policy (CP-10-013) during the Employee’s employment with the Company; or (c) the Employee solicits.

15.	The community interest, if any, of any spouse of the Employee in any of the Options shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring the Employee’s interest in such Options to be so forfeited and surrendered pursuant to this Agreement.

16.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to its principles of conflict of laws.

17.	This Agreement sets forth the entire agreement, and supersedes all other agreements and understandings, whether oral or written, by and between the parties relating to the subject matter hereof.
By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Long-Term Incentive Plan as amended and the Incentive Stock Option Agreement.
THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE OPTIONS SUBJECT TO THIS OPTION AWARD SHALL VEST AND BECOME EXERSIZABLE, IF AT ALL, ONLY DURING THE PERIOD OF EMPLOYEE’S SERVICE TO THE COMPANY OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE OPTIONS). THE EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON EMPLOYEE ANY RIGHT WITH RESPECT TO FUTURE OPTION AWARDS OR CONTINUATION OF EMPLOYEE’S SERVICE TO THE COMPANY. The Employee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option Award subject to all of the terms and provisions hereof and thereof, including the mandatory Dispute Resolution Procedure. The Employee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan.

GARDNER DENVER, INC.

By:

Title:

EMPLOYEE

Signed:

Dated:

3